Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS FOURTH QUARTER

AND FISCAL YEAR 2006 RESULTS

-	Fourth quarter fiscal 2006 net loss per diluted share is $0.17
-	Loss includes charges of $0.04 related to the Company’s cost reduction initiative, plant closing costs and other business consolidation efforts
-	Loss includes charges of $0.04 related to the Company’s tax adjustments
-	Loss includes a charge of $0.02 related to a cumulative effect of change in accounting principle
-	Positive operating cash flow, enabled the reduction of debt by $133 million from previous quarter
-	Fiscal 2007 diluted earnings per share is estimated to be $0.50 to $0.80

Springdale, Arkansas – November 13, 2006 - Tyson Foods, Inc. (NYSE: TSN), today reported a net loss of $0.17 per diluted share for the fourth quarter of fiscal 2006, compared to $0.33 diluted earnings per share in the same quarter last year. Fourth quarter 2006 and 2005 sales were both $6.5 billion. Operating loss was $20 million compared to operating income of $188 million, and net loss was $56 million compared to net income of $117 million, respectively, for the fourth quarter of fiscal 2006 and 2005.

Net loss per diluted share for fiscal 2006 was $0.58 compared to diluted earnings per share of $1.04 for last year. Sales for fiscal 2006 were $25.6 billion compared to $26.0 billion for last year. Operating loss was $77 million compared to operating income of $745 million, and net loss was $196 million compared to net income of $372 million, respectively, for fiscal 2006 and 2005.

During the fourth quarter of fiscal 2006, the Company recorded pretax charges totaling $23 million associated with the Company’s previously announced $200 million cost reduction initiative, plant closing costs and other business consolidation efforts. These charges included severance expenses, product rationalization costs and other asset impairment related expenses. The Company previously recorded plant closing costs of $59 million for the first nine months of fiscal 2006. The combined effect of these items impacted net loss by $0.04 and $0.15 per diluted share for the fourth quarter and fiscal year 2006.

As previously announced, the Company began a review in the fourth quarter of fiscal 2006 of its tax account balances as a result of differences noted in deferred tax liabilities related to temporary book to tax differences. At the time of the previous announcement, the Company disclosed the tax effect of the aggregated basis differences was an understatement of approximately $22 million. While the Company is nearing completion, the review is not yet final. Based upon the information available at this time, the Company recorded a charge in the fourth quarter of fiscal 2006 of approximately $15 million or $0.04 per diluted share. As the Company completes its process, additional information may become available that could change the amount and timing of the charge (which includes the results reported in this release). The Company expects to complete its assessment prior to filing its fiscal 2006 Form 10-K.

Net loss for the fourth quarter and 12 months of fiscal 2006 includes a charge of $5 million, or $0.02 per diluted share, related to the cumulative effect of a change in accounting principle due to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143.

“The best thing I can say about fiscal 2006 is, it’s over,” said Richard L. Bond, president and chief executive officer. “For most of the year, we were plagued by supply and demand imbalance as well as export market disruptions in our chicken and beef segments. Despite some continuing problems in the protein sector, during the quarter our core business showed improvement and continued to strengthen.

“In addition, we successfully launched several programs that will better position us for 2007 and beyond,” Bond said. “We implemented a comprehensive cost management initiative to generate approximately $200 million in annual savings. We also consolidated beef processing facilities, refocused on running cost-efficient and competitive operations and introduced price increases across retail and foodservice channels. Finally, we have enhanced our strong management team by adding several key executives in our finance, consumer products and international groups. I believe the solid execution of these and other initiatives by Tyson Team Members is favorably impacting our business. We set a short-term goal to return to profitability, and based on our business performance to date, I am very confident we will achieve it in our first fiscal quarter of 2007.”

TYSON FOODS, INC.

News Release

November 13, 2006

Outlook

Based on the Company’s outlook for fiscal 2007, diluted earnings per share are estimated to be in the range of $0.50 to $0.80.

Segment Performance Review (in millions)

Sales
(for the fourth quarter and 12 months ended September 30, 2006, and October 1, 2005)
	Fourth Quarter				12 Months
			Avg. Sales				Avg. Sales
	Sales	Sales	Price	Volume	Sales	Sales	Price	Volume
	2006	2005	Change	Change	2006	2005	Change	Change
Chicken	$1,960	$2,088	(4.0)%	(2.2)%	$7,928	$8,295	(7.2)%	3.0%
Beef	3,021	2,947	4.5%	(1.9)%	11,825	11,618	(0.8)%	2.6%
Pork	785	763	1.0%	2.0%	3,060	3,247	(6.2)%	0.5%
Prepared Foods	697	682	(1.3)%	3.4%	2,692	2,801	(4.2)%	0.3%
Other	8	15	n/a	n/a	54	53	n/a	n/a
Total	$6,471	$6,495	0.7%	(1.1)%	$25,559	$26,014	(3.9)%	2.3%

Operating Income (Loss)
(for the fourth quarter and 12 months ended September 30, 2006, and October 1, 2005)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2006	2005	2006	2005	2006	2005	2006	2005
Chicken	$(20)	$137	(1.0)%	6.6%	$53	$582	0.7%	7.0%
Beef	(34)	(13)	(1.1)%	(0.4)%	(296)	(12)	(2.5)%	(0.1)%
Pork	15	32	1.9%	4.2%	47	47	1.5%	1.4%
Prepared Foods	(1)	18	(0.1)%	2.6%	45	78	1.7%	2.8%
Other	20	14	n/a	n/a	74	50	n/a	n/a
Total	$(20)	$188	(0.3)%	2.9%	$(77)	$745	(0.3)%	2.9%

Q4 2006:

Chicken – Includes charges of $9 million related to the cost reduction initiative, other business consolidation efforts and plant closing costs

Beef – Includes charges of $7 million related to the cost reduction initiative, other business consolidation efforts and plant closing costs

Pork – Includes charges of $2 million related to the cost reduction initiative and other business consolidation efforts

Prepared Foods - Includes charges of $5 million related to other business consolidation efforts and the cost reduction initiative

Q4 2005:

Chicken – Includes charges of $8 million related to Hurricane Katrina losses

Prepared Foods – Includes income of $1 million related to the reversal of plant closing costs

YTD 2006:

Chicken – Includes charges of $9 million related to the cost reduction initiative, other business consolidation efforts and plant closing costs

Beef – Includes charges of $52 million related to plant closing costs, the cost reduction initiative and other business consolidation efforts

Pork – Includes charges of $2 million related to the cost reduction initiative and other business consolidation efforts

Prepared Foods - Includes charges of $19 million related to plant closing costs, other business consolidation efforts and the cost reduction initiative

YTD 2005:

Chicken – Includes charges of $12 million related to plant closing costs and $8 million related to Hurricane Katrina losses

Beef – Includes income of $10 million related to vitamin antitrust litigation

Pork – Includes charges of $33 million related to a live swine legal settlement and income of $2 million related to vitamin antitrust litigation

Prepared Foods – Includes charges of $2 million related to plant closing costs

TYSON FOODS, INC.

News Release

November 13, 2006

Chicken (30.3% of Net Sales – 4th Quarter 2006)

(31.0% of Net Sales – 12 Months 2006)

Chicken segment sales were $2.0 billion and $7.9 billion in the fourth quarter and fiscal year 2006, respectively. Chicken segment operating loss was $20 million in the fourth quarter of fiscal 2006, and operating income was $53 million in fiscal 2006. The operating results for both the fourth quarter and fiscal year 2006 include charges of $9 million related to the Company’s cost reduction initiative, other business consolidation efforts and plant closing costs. Low average sales prices, predominantly caused by an oversupply of proteins in the marketplace, adversely impacted sales and operating results. Additionally, the Chicken segment’s operating results were negatively impacted by higher energy costs and decreased margins at the Company’s operations in Mexico.

Beef (46.7% of Net Sales – 4th Quarter 2006)

(46.3% of Net Sales – 12 Months 2006)

Beef segment sales were $3.0 billion and $11.8 billion in the fourth quarter and fiscal year 2006, respectively. Beef segment operating loss was $34 million and $296 million in the fourth quarter and fiscal year 2006, respectively. The operating results for the fourth quarter and fiscal year 2006 include $7 million and $52 million, respectively, related to plant closing costs, the Company’s cost reduction initiative and other business consolidation efforts. Low average sales prices, predominantly caused by an oversupply of proteins in the marketplace, adversely impacted sales and operating results. Additionally, the Beef segment’s operating results were negatively impacted by significant operating margin reductions at the Company’s Lakeside operation in Canada.

Pork (12.1% of Net Sales – 4th Quarter 2006)

(12.0% of Net Sales – 12 Months 2006)

Pork segment sales were $785 million and $3.1 billion in the fourth quarter and fiscal year 2006, respectively. Pork segment operating income was $15 million and $47 million in the fourth quarter and fiscal year 2006, respectively. The operating results for both the fourth quarter and fiscal year 2006 include $2 million related to the Company’s cost reduction initiative and other business consolidation efforts. Low average sales prices, predominantly caused by an oversupply of proteins in the marketplace, adversely impacted sales and operating results. The low average sales prices were partially offset by low average live prices.

Prepared Foods (10.8% of Net Sales –4th Quarter 2006)

(10.5% of Net Sales –12 Months 2006)

Prepared Foods segment sales were $697 million and $2.7 billion in the fourth quarter and fiscal year 2006, respectively. Prepared Foods operating loss was $1 million for the fourth quarter of fiscal 2006 and operating income was $45 million for the fiscal year 2006. The operating results for the fourth quarter and fiscal year 2006 include $5 million and $19 million, respectively, related to plant closing costs, other business consolidation efforts and the Company’s cost reduction initiative. Operating results were negatively impacted by low average sales prices and higher than anticipated bacon raw material costs.

TYSON FOODS, INC.

News Release

November 13, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		12 Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2006	2005	2006	2005

Sales	$6,471	$6,495	$25,559	$26,014
Cost of Sales	6,243	6,068	24,631	24,294
	228	427	928	1,720
Selling, General and Administrative	235	240	935	928
Other Charges	13	(1)	70	47

Operating Income (Loss)	(20)	188	(77)	745
Other (Income) Expenses:
Interest Income	(13)	(3)	(30)	(10)
Interest Expense	79	58	268	237
Other	(9)	2	(22)	(10)
Income (Loss) before Income Taxes	(77)	131	(293)	528

Income tax (benefit) expense	(26)	14	(102)	156
Income (Loss) before Cumulative Effect of Change
in Accounting Principle	(51)	117	(191)	372
Cumulative Effect of Change in Accounting Principle, net of tax	5	-	5	-
Net Income (Loss)	$(56)	$117	$(196)	$372

Weighted Average Shares Outstanding:
Class A Basic	258	243	249	243
Class B Basic	87	102	96	102
Diluted	345	358	345	357
Earnings (Loss) before Cumulative Effect of Change
in Accounting Principle:
Class A Basic	$(0.15)	$0.35	$(0.56)	$1.11
Class B Basic	$(0.14)	$0.32	$(0.52)	$1.00
Diluted	$(0.15)	$0.33	$(0.56)	$1.04
Cumulative Effect of Change in Accounting Principle:
Class A Basic	$(0.02)	$-	$(0.02)	$-
Class B Basic	$(0.01)	$-	$(0.01)	$-
Diluted	$(0.02)	$-	$(0.02)	$-
Net Earnings (Loss) Per Share:
Class A Basic	$(0.17)	$0.35	$(0.58)	$1.11
Class B Basic	$(0.15)	$0.32	$(0.53)	$1.00
Diluted	$(0.17)	$0.33	$(0.58)	$1.04

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Decline	(0.4)%	(9.1)%	(1.7)%	(1.6)%
Margins: (Percent of Sales)
Gross Profit	3.5%	6.6%	3.6%	6.6%
Operating Income (Loss)	(0.3)%	2.9%	(0.3)%	2.9%
Net Income (Loss)	(0.9)%	1.8%	(0.8)%	1.4%
Effective Tax Rate	(33.5)%	10.1%	(34.8)%	29.5%

TYSON FOODS, INC.

News Release

November 13, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) Sept. 30, 2006	Oct. 1, 2005
Assets
Current Assets:
Cash and cash equivalents	$28	$40
Short-term investment	770	-
Accounts receivable, net	1,183	1,214
Inventories	2,057	2,062
Other current assets	149	169
Total Current Assets	4,187	3,485
Net Property, Plant and Equipment	3,945	4,007
Goodwill	2,512	2,502
Other Assets	477	510
Total Assets	$11,121	$10,504

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$992	$126
Trade accounts payable	942	961
Other current liabilities	912	1,070
Total Current Liabilities	2,846	2,157
Long-Term Debt	2,987	2,869
Deferred Income Taxes	522	638
Other Liabilities	326	169
Shareholders’ Equity	4,440	4,671
Total Liabilities and Shareholders’ Equity	$11,121	$10,504

TYSON FOODS, INC.

News Release

November 13, 2006

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		12 Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$(56)	$117	$(196)	$372
Depreciation and amortization	134	124	517	501
Plant closing-related charges, net	5	(2)	51	10
Deferred income taxes and other	49	(58)	(62)	(70)
Net changes in working capital	43	(103)	(19)	186

Cash Provided by Operating Activities	175	78	291	999

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(61)	(176)	(531)	(571)
Proceeds from sale of assets	7	24	21	47
Investments in marketable securities, net	12	3	23	(39)
Purchase of short-term investment	-	-	(750)	-
Other	2	(15)	13	2

Cash Used for Investing Activities	(40)	(164)	(1,224)	(561)

Cash Flows From Financing Activities:
Net change in debt	(133)	100	(8)	(367)
Net proceeds from notes offering	-	-	992	-
Purchases of treasury shares	(12)	(9)	(42)	(45)
Dividends	(14)	(14)	(55)	(55)
Stock options exercised and other	7	9	38	24

Cash Provided by (Used for) Financing Activities	(152)	86	925	(443)

Effect of Exchange Rate Change on Cash	1	8	(4)	12

Increase (Decrease) in Cash and Cash Equivalents	(16)	8	(12)	7

Cash and Cash Equivalents at Beginning of Period	44	32	40	33

Cash and Cash Equivalents at End of Period	$28	$40	$28	$40

TYSON FOODS, INC.

News Release

November 13, 2006

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food company in the Fortune 500 and a member of the S&P 500. The Company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The Company has approximately 110,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-469-0567. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 210-234-0004. The call also will be webcast live on the Internet at http://ir.tyson.com. A telephone replay will be available through December 13 at 888-567-0443. International callers dial 402-998-1795. Financial information, such as this news release, as well as other quarterly information, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, or feed grains (including corn), and energy; (ii) the Company’s ability to realize anticipated savings from its cost reduction initiatives; (iii) market conditions for finished products, including competition from other global and domestic food processors, the supply and pricing of alternative proteins, and the demand for alternative proteins; (iv) risks associated with effectively evaluating derivatives and hedging activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, and import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)) which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, consumer perception of certain protein products or the Company's ability to access certain domestic and foreign markets; (vii) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (viii) changes in the availability and relative costs of labor and contract growers, and the ability of the Company to maintain good relationships with employees, labor unions, contract growers and independent producers providing livestock to the Company; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets, and the Company's ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers, or the loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xv) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; (xvii) the results of the Company’s on-going tax account balance review; and (xviii) the effect of, or changes in, general economic conditions.